                        AIR PRODUCTS AND CHEMICALS, INC.


                 FLEXIBLE EMPLOYEE  BENEFITS  TRUST  AGREEMENT


                       Effective as of December 29, 1993

                                                          TABLE OF CONTENTS
                                                                                                                       PAGE



ARTICLE 1
TRUST, TRUSTEE AND TRUST FUND       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.1     Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2     Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3     Trust Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4     Trust Fund Subject to Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.5     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE 2
CONTRIBUTIONS AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.1     Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.2     Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.3     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 3
RELEASE AND TRANSFER OF COMPANY STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.1     Company Stock Made Available for Transfer from Trust . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.2     Transfer From Trust of Released Shares and Cash Proceeds . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 4
COMPENSATION, EXPENSES AND TAX WITHHOLDING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.1     Compensation and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.2     Withholding of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 5
ADMINISTRATION OF TRUST FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.1     Management and Control of Trust Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.2     Investment of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.3     Trustee's Administrative Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.4     Rights Regarding Company Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.5     Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.6     General Duty to Communicate to Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE 6
ACCOUNTS AND REPORTS OF TRUSTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.1     Records and Accounts of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.2     Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.3     Reports of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.4     Final Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                                          TABLE OF CONTENTS
                                                                                                                       PAGE


         6.5     Valuation of Company Stock for Purposes of Reports, Tax Returns and Filings  . . . . . . . . . . . . .  14

ARTICLE 7
SUCCESSION OF TRUSTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.1     Resignation of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.2     Removal of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.3     Appointment of Successor Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.4     Succession to Trust Fund Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.5     Continuation of Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.6     Changes in Organization of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.7     Continuance of Trustee's Powers in Event of Termination of the Trust . . . . . . . . . . . . . . . . .  15

ARTICLE 8
AMENDMENT OR TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         8.1     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         8.2     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.3     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.4     Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.5     Form of Amendment or Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 9
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         9.1     Controlling Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         9.2     Committee Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         9.3     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         9.4     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.5     Protection of Persons Dealing with the Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.6     Tax Status of Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.7     No Third Party Rights; Participants to Have No Interest in the Company by Reason of the Trust  . . . .  18
         9.8     Nonassignability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.9     Gender and Plurals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.10    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                       EMPLOYEE BENEFITS TRUST AGREEMENT



         THIS TRUST AGREEMENT (this "Agreement"), is made effective as of December 29, 1993, between AIR PRODUCTS AND CHEMICALS, INC., a Delaware corporation, and Mellon Bank (DE) National Association, a national banking association, as trustee.

         WHEREAS, the Company (as herein defined) desires to establish a trust (the "Trust") in accordance with the laws of the State of Delaware and for the purposes stated in this Agreement;

         WHEREAS, the Trustee (as herein defined) has corporate trust powers under the laws of the State of Delaware and desires to act as trustee of the Trust, and to hold legal title to the assets of the Trust, in trust, for the purposes hereinafter-stated and in accordance with the terms hereof;

         WHEREAS, the Company has previously adopted, and may hereafter adopt additional, Plans (as herein defined);

         WHEREAS, the Company desires to provide for the availability of shares of its common stock to satisfy certain of its obligations under the Plans, and intends to contribute or sell to the Trust such assets that shall be held therein, subject to the claims of the Company's general creditors in the event of the Company's Insolvency, as herein defined, until made available to the Plans in such manner and at such times as specified herein;

         WHEREAS, the Company desires that the assets to be held in the Trust Fund (as herein defined) should be principally or exclusively securities of the Company and, therefore expressly waives any diversification of investments that might otherwise be necessary, appropriate or required pursuant to applicable provisions of law; and

         WHEREAS, the Trustee has been appointed as trustee and has accepted such appointment as of the date first set forth above;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby establish the Trust and agree that the Trust will be comprised, held and disposed of as follows:

                                   ARTICLE 1

                         TRUST, TRUSTEE AND TRUST FUND

         1.1 TRUST. This Agreement and the Trust shall be known as the Air Products and Chemicals, Inc. Flexible Employee Benefits Trust. The parties intend that the Trust will be an independent legal entity with title to and power to convey all of its assets in accordance with the terms of this Agreement. The parties hereto further intend that the Trust not be subject to the Employee Retirement Income Security Act of 1974, as amended. The Trust is not a part of any of the Plans and does not provide pension, welfare or any other benefits to any Plan Participant (as herein defined). The assets of the Trust will be held, invested and disposed of by the Trustee in accordance with the terms of the Trust. No Plan Participant nor any Plan shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust.

         1.2 TRUSTEE. The trustee named above, and its successor or successors, is hereby designated as the trustee hereunder, to receive, hold, invest, administer and distribute the Trust Fund in accordance with this Agreement, the provisions of which shall govern the powers, duties and responsibilities of the Trustee.

         1.3 TRUST FUND. On the date of execution of this Agreement, the Company shall sell to the Trustee for holding under the Trust ten million (10,000,000) shares of Company Stock pursuant to that certain Common Stock Purchase Agreement, dated of even date herewith, between the Company and the Trustee. The Committee shall direct the Trustee to enter into the Common Stock Purchase Agreement and shall be solely responsible for the terms thereof. The assets held at any time and from time to time under the Trust collectively are herein referred to as the "Trust Fund" and shall consist of contributions received by the Trustee, proceeds of any loans, investments and reinvestment thereof, the earnings and income thereon, less disbursements therefrom. Except as herein otherwise provided, title to the assets of the Trust Fund shall at all times be vested in the Trustee and securities that are part of the Trust Fund shall be held in such manner that the Trustee's name and the fiduciary capacity in which the securities are held are fully disclosed, subject to the right of the Trustee to hold title in bearer form or in the name of a nominee, and the interests of the Company in the Trust Fund shall be only the right to have such assets received, held, invested, administered and distributed in accordance with the provisions of the Trust.

         1.4 TRUST FUND SUBJECT TO CLAIMS. Notwithstanding any provision of this Agreement to the contrary, the Trust Fund shall at all times remain subject to the claims of the Company's general creditors under federal and state law in the event of the Company's Insolvency (as herein defined).

                 In addition, the Board of Directors and Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's

Insolvency (as herein defined). If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue transfers of Released Shares pursuant to Article 3.

                 Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee by the Company or any other reliable source and that provides the Trustee with a reasonable basis for making a determination concerning the Company's Insolvency.

                 If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue transfers of Released Shares pursuant to Article 3 and shall hold the Trust Fund for the benefit of the Company's general creditors. Nothing in this Agreement shall in any way diminish any rights of employees as general creditors of the Company with respect to benefits due under the Plan(s) or otherwise.

                 The Trustee shall resume transfers of Released Shares pursuant to Article 3 only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

                 Notwithstanding anything herein to the contrary, in the event that the Company is Insolvent, the Committee may, in its discretion, to the extent permitted by applicable law, direct the Trustee to apply the Trust Fund to satisfy the claims of the Company's creditors.

         1.5 DEFINITIONS. In addition to the terms defined in the preceding portions of this Agreement, certain capitalized terms have the meanings set forth below:

                 Board of Directors. "Board of Directors"' means the board of directors of the Company, a committee comprised of members thereof or a committee formed pursuant to a resolution of the Board.

                 Code. "Code" means the Internal Revenue Code of 1986, as amended.

                 Committee. "Committee" means the person holding the title of Treasurer of the Company or any other officer of the Company who is charged by the Board of Directors with administration of the Trust pursuant to this Agreement.

                 Company. "Company" means Air Products and Chemicals, Inc., a Delaware corporation, or any successor thereto. Reference to the Company shall include its subsidiaries where appropriate.

                 Company Stock. "Company Stock" means shares of common stock, par value $1.00 per share, issued by the Company, or any successor securities thereto.

                 Extraordinary Dividend. "Extraordinary Dividend" means any dividend or other distribution of cash or other property (other than Company Stock) made with respect to Company Stock, which the Board of Directors declares generally to be other than an ordinary dividend.

                 Insolvency or Insolvent. "Insolvency" or being "Insolvent" means (i) the inability of the Company to pay its debts as they become due, or
(ii) the Company being subject to a pending proceeding as a debtor under the provisions of Title 11 of the United States Code (Bankruptcy Code).

                 Loan. "Loan" means the loan and extension of credit to the Trust evidenced by the promissory note made by the Trustee of even date herewith, with which the Trustee purchased Company Stock from the Company.

                 Plan Participant. "Plan Participant" means a participant in or beneficiary under any of the Plans.

                 Plans. "Plans" means the employee plans, programs, contracts and compensation structures listed on Schedule A hereto, together with all similar, succeeding or other plans, programs, contracts or structures for compensating employees hereafter adopted by the Company.

                 Savings Plan. "Savings Plan" means the Air Products and Chemicals, Inc. Retirement Savings and Stock Ownership Plan or, if such plan ceases to exist, any other broad based employee benefit plan of the Company as designated by the Committee.

                 Savings Plan Trustee. "Savings Plan Trustee" means Wachovia Bank of North Carolina, N.A., in its capacity as the trustee of the Savings Plan, or any successor trustee thereto, the name and address of such entity and the appropriate representative thereof to be from time to time provided to the Trustee by the Committee. Additionally, the Committee shall provide a copy of Section 5.4 of this Agreement to the Savings Plan Trustee.

                 Trustee. "Trustee" means Mellon Bank (DE) National Association (not in its corporate capacity but as trustee of the Trust), or any successor trustee of the Trust.

                 Trust Year. "Trust Year" means the period beginning on the date hereof and ending on September 30, 1994, and each 12 month period beginning on October 1 and ending on September 30 thereafter.

                                   ARTICLE 2

                          CONTRIBUTIONS AND DIVIDENDS

         2.1 CONTRIBUTIONS. For each Trust Year, the Company shall contribute to the Trust in cash such amount, which together with dividends, as provided in Section 2.3, and any other earnings of the Trust, shall enable the Trustee to make all payments of principal and interest due under the Loan on a timely basis. Unless otherwise expressly provided herein, the Trustee shall apply all such contributions, dividends and earnings to the payment or prepayment of principal and interest due under the Loan. If, at the end of any Trust Year, insufficient contributions have been made in cash, such contributions shall be deemed to have been made in the form of forgiveness of principal and interest on the Loan to the extent of the Company's failure to make contributions as required by this Section 2.1. Such forgiveness shall be the sole and absolute remedy that the Trust shall have against the Company for any failure to make any contribution to the Trust. All contributions made under the Trust shall be delivered to the Trustee. The Trustee shall be accountable for all contributions received by it, but shall have no duty to require any contributions to be made to it.

                 The Company in its sole discretion may at any time, or from time to time, make additional deposits or contributions of cash or other property acceptable to the Trustee to be held under the Trust by the Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Agreement. Neither the Trustee nor any Plan, Plan administrator or other third party shall have any right to compel such additional deposits or contributions.

         2.2 PREPAYMENTS. The Company may, from time to time, contribute cash to the Trust in amounts sufficient to enable the Trust to prepay, in whole or in part, principal (and interest accrued thereon to the date of prepayment) of the Loan at any time without premium or penalty or, in lieu of such prepayment, the Committee may, from time to time, direct that all or any part of such principal (and interest accrued thereon) shall be forgiven and the payment so directed shall be forgiven. Each such prepayment of principal shall be applied to reduce installments of principal thereafter due on the Loan in the order of their scheduled maturities.

         2.3 DIVIDENDS. Except as otherwise provided herein, dividends paid in cash on Company Stock held by the Trust (including dividends paid on Released Shares, as defined below, that have not been transferred out of the Trust at the time of such dividend payment) shall be applied, immediately upon receipt thereof by the Trustee, (i) first to interest accrued and unpaid as of the date of any such payment and then, (ii) to the extent that any such payment exceeds such accrued and unpaid interest, to prepay interest that accrues after such payment through the end of such Trust Year, and then (iii) to pay principal installments due within such Trust Year, and then, (iv) to the extent not otherwise distributed in accordance with the next sentence, to additional installments of principal in the order of their scheduled maturity. In the event that dividends paid on Company Stock held in the Trust, other than Extraordinary Dividends, exceed the amount of scheduled principal and interest due in any Trust Year, such excess shall, as determined by the Committee, be
(i) applied to prepay, in whole or in part, principal (and accrued interest thereon to the date of such prepayment) of the Loan or (ii) distributed to the Plans and/or to any other broad cross section of non-collectively bargained employees of the Company in payment of obligations of the Company to such employees. Extraordinary Dividends shall not be used to pay interest on or principal of the Loan, but shall be invested in additional Company Stock as soon as practicable, except as provided in the last sentence of this Section
2.3. Dividends which are not paid in cash or in Company Stock (including Extraordinary Dividends, or portions thereof) shall be reduced to cash by the Trustee and reinvested in Company Stock as soon as practicable, except as provided in the last sentence of this Section 2.3. Company Stock purchased with the proceeds of an Extraordinary Dividend or with the proceeds of a non-cash dividend shall, for purposes of this Agreement (including, without limitation, Section 3.1 hereof), be deemed to have been acquired with the proceeds of the Loan. Investments in Company Stock may be made through open-market purchases, private transactions or (with the Company's consent) purchases from the Company, as directed by the Committee. The Committee may also direct the Trustee as to the timing and manner of such purchases in order to comply with applicable law and to avoid, if possible, adverse effects on the publicly traded market price of Company Stock.


                                   ARTICLE 3

            RELEASE AND TRANSFER OF COMPANY STOCK AND CASH PROCEEDS

         3.1 COMPANY STOCK MADE AVAILABLE FOR TRANSFER FROM TRUST. Immediately after each payment, pre-payment or forgiveness, if any, of principal (and accrued interest thereon) of the Loan is made, a number of shares of Company Stock shall be made available for transfer from the Trust ("Released Shares") in the manner set forth in Section 3.2. The number of such Released Shares shall equal the number of shares of Company Stock held in the Trust immediately prior to such payment, prepayment or forgiveness that have not already been deemed Released Shares pursuant to a previous payment, prepayment or forgiveness of principal of the Loan, multiplied by a fraction, the numerator of which shall be the amount of principal paid or prepaid or deemed forgiven upon such payment or prepayment date or date of forgiveness and the denominator of which shall be the sum of the numerator plus the principal amount of the Loan remaining after such payment, prepayment or forgiveness. No fractional shares shall be released. If the preceding computation results in fractional shares, the number of Released Shares shall be computed by rounding down to the next whole number. The number of Released Shares, determined as aforesaid, shall be certified to the Trustee by the Committee.

         3.2 TRANSFER FROM TRUST OF RELEASED SHARES AND CASH PROCEEDS. Released Shares shall be transferred by the Trustee, and/or sold by the Trustee to obtain cash for transfer, to such Plans as the Committee shall direct and as shall be required to provide Company Stock and/or cash to such Plans in accordance with the current requirements of such Plans for Company Stock and/or cash. To facilitate any such sales of Released Shares, the Company shall register under the Securities Act of 1933, as amended (the "1933 Act"), such number of Released Shares as the Committee may direct. The Trustee shall have no obligation to sell the Company stock until such registration is complete.

         If Released Shares remain in the Trust after the transfers or sales described above, the Committee will provide directions so as to assure that no such remaining Released Shares will be held for more than four (4) years after they become "Released Shares", and such remaining Released Shares may, as the Committee shall direct, (i) be transferred to, or used by the Trustee for the benefit of, the Plans or such other employee benefit plans (or their participants and beneficiaries) covering a broad cross section of non-collectively bargained employees of the Company or its subsidiaries as the Committee shall direct, or (ii) be retained in the Trust for a sufficient period of time after the release of such shares so that such Released Shares may be sold by the Trustee in accordance with Rule 144 under the 1933 Act, if such exemption from registration requirements is available, at such times as the Committee may direct.

         The Committee may direct the Trustee as to the timing and manner of sales of Released Shares pursuant to this Section 3.2 in order to comply with applicable law and to avoid, if possible, adverse effects on the publicly traded market price of Company Stock. If the Trustee is required to sell Company Stock, the Trustee may engage agents to effect such sales and shall be reimbursed for the reasonable fees and expenses of such agents in accordance with Section 4.1. Released Shares and cash proceeds from the sale of Released Shares to be transferred to Plans with respect to which trusts have been established shall be delivered to the trustee thereof; and if there is no such trust with respect to a Plan, the shares or cash to be transferred to such Plan shall be delivered to the plan administrator of such Plan, to third party service providers for such Plan or to such other person as the Committee shall direct.

         The references to the Plans in this Agreement shall not cause the Plans to become irrevocable and the Company retains sole discretion to modify or amend any of the provisions of the Plans or to terminate any or all of them to the extent provided therein and/or as permitted by applicable law.

                                   ARTICLE 4

                   COMPENSATION, EXPENSES AND TAX WITHHOLDING

         4.1 COMPENSATION AND EXPENSES. The Trustee shall be entitled to such reasonable compensation for its services and to be reimbursed for its reasonable legal, accounting and appraisal fees, expenses and other charges reasonably incurred in connection with the administration, management, investment and distribution of the Trust Fund, all as may be agreed upon from time to time by the Company and the Trustee. Such compensation shall be paid, and such reimbursement shall be made, out of the Trust Fund. The Company agrees to make sufficient contributions to the Trust to pay such amounts owing the Trustee in addition to those contributions required by Section 2.1. In the event the Company fails to make the contributions necessary to pay compensation and expenses owing to the Trustee, as contemplated by this Section 4.1, the Trustee shall be entitled to seek payment of such compensation and expenses directly from the Company.

         4.2 WITHHOLDING OF TAXES. The Trustee shall report and withhold any federal, state or local taxes that it is required by law or is instructed by the Committee to withhold from any payments, transfers, or distributions it makes pursuant to this Agreement and shall pay over amounts withheld to the appropriate taxing authorities.

                                   ARTICLE 5

                          ADMINISTRATION OF TRUST FUND

         5.1 MANAGEMENT AND CONTROL OF TRUST FUND. Subject to the terms of this Agreement, the Trustee shall have exclusive authority, discretion and responsibility to manage and control the assets of the Trust Fund; provided, however, that the situs of the Trust Fund shall at all times remain in the State of Delaware and the Trustee shall maintain all records pertaining to the Trust and all indicia of ownership of Trust Fund assets at its office(s) in Delaware.

         5.2     INVESTMENT OF FUNDS.  Except as otherwise provided in Section
2.3 and in this Section 5.2, the Trustee shall invest and reinvest the Trust Fund exclusively in Company Stock, including any accretions thereto resulting from the proceeds of a tender offer, recapitalization or similar transaction which, if not in Company Stock, shall be reduced to cash as soon as practicable. Unless directed otherwise by the Committee, the Trustee may invest any portion of the Trust Fund temporarily pending investment in Company Stock, distribution or payment of expenses in (i) investments in United States Government obligations with maturities of less than one year, (ii) interest-bearing accounts including but not limited to certificates of deposit, time deposits, saving accounts and money market accounts with maturities of less than one year in any bank, including the Trustee's, with aggregate capital in excess of $1,000,000,000 and a Moody's Investors Service rating of at least P1, or an equivalent rating from a nationally recognized ratings agency, which accounts are insured by the Federal Deposit Insurance Corporation or other similar federal agency, (iii) obligations issued or guaranteed by any agency or instrumentality of the United States of America with maturities of less than one year, (iv) short-term discount obligations of the Federal National Mortgage Association, or (v) open-end and closed-end investment companies or a common, collective, or pooled trust fund maintained by any corporate Trustee hereunder whose investments are substantially similar to those described in (i), (ii),
(iii) and/or (iv) of this paragraph, in which event such part of the Trust Fund so transferred shall be subject to all the terms and provisions of the common, collective, or pooled trust fund which contemplate the commingling for investment purposes of such trust assets with trust assets of other trusts.
The Company expressly understands and agrees that any such collective fund may provide for the lending of its securities by the collective fund trustee and that such collective fund's trustee will receive compensation from the fund for the lending of securities that is separate from compensation it may receive as Trustee under this Agreement.

         5.3 TRUSTEE'S ADMINISTRATIVE POWERS. Except as otherwise provided herein, and subject to the Trustee's duties hereunder, the Trustee shall have the following powers and rights, in addition to those provided elsewhere in this Agreement or by law:

                 (a) to retain any asset of the Trust Fund for the purposes set forth herein;

                 (b)      subject to Section 2.3, Article 3, Section 5.2,
Section 5.4 and Section 8.3, to sell, transfer, mortgage, pledge, lease or otherwise dispose of, or grant options with respect to, any Trust Fund assets at public or private sale;

                 (c) upon direction from the Committee, to borrow from any lender (including the Company pursuant to the Loan), to acquire Company Stock as authorized by this Agreement, to enter into loan agreements upon such terms (including reasonable interest and security for the loan and rights to renegotiate and prepay such loan) as may be determined by the Committee; provided, however, that any collateral given by the Trustee for the Loan shall be limited to cash and property contributed by the Company to the Trust and dividends paid on Company Stock held in the Trust Fund and shall not include Company Stock acquired with the proceeds of the Loan;

                 (d) with the consent of the Committee, to settle, submit to arbitration, compromise, contest, prosecute or abandon claims and demands in favor of or against the Trust Fund; provided, however, that, subject in particular to the provisions of Section 2.1 above, the Trustee shall be entitled to act in its own discretion in such matters should it deem it necessary to protect the Trust Fund from default or immediate loss;

                 (e) to vote or to give any consent with respect to any securities, including any Company Stock, held by the Trust either in person or by proxy for any purpose, provided that the Trustee shall vote, tender or exchange all shares of Company Stock only as provided in Section 5.4;

                 (f) to exercise any of the powers and rights of an individual owner with respect to any asset of the Trust Fund and to perform any and all other acts that in its judgment are necessary or appropriate for the proper administration of the Trust Fund, even though such powers, rights and acts are not specifically enumerated in this Agreement;

                 (g) to cause any asset of the Trust Fund to be issued, held or registered in the Trustee's name or in the name of its nominee, or in such form that title will pass by delivery, provided that the records of the Trustee shall indicate the true ownership of such asset;

                 (h) to utilize another entity as custodian to hold, but not invest or otherwise manage or control, some or all of the assets of the Trust Fund; and

                 (i) to consult with legal counsel (who may also be counsel for the Trustee or the Company generally) with respect to any of its duties or obligations hereunder; and to pay the reasonable fees and expenses of such counsel, which shall be deemed to be expenses of the Trust and for which the Trustee shall be reimbursed in accordance with Section 4.1.

Notwithstanding any power granted to the Trustee pursuant to the foregoing or under applicable law, neither the Trust nor the Trustee shall have any power to, and shall not, engage in any trade or business, and, in particular, the Trustee shall not have any power that could give the Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of
Section 301.7701-2 of the Procedures and Administrative Regulations promulgated pursuant to the Code.

         5.4     RIGHTS REGARDING COMPANY STOCK.

                 (a) Voting Rights. The Trustee shall follow the directions of the Savings Plan participants with respect to the manner of voting of Company Stock held by the Trust on each matter pending before an annual or special meeting of stockholders of the Company or any action by written consent of such stockholders in lieu of a meeting. In connection with any such meeting of stockholders or action by written consent in lieu of a meeting, the Trustee shall obtain from the Savings Plan Trustee certification of the directions received from the Savings Plan participants (in the aggregate and not identifying any individual direction) directing the Saving Plan Trustee whether and how to vote, abstain or act by written consent with respect to, the Company Stock held by the Savings Plan. Upon receipt by the Trustee of such certification, the Trustee shall, on each such matter, vote, abstain or act by written consent with respect to the shares of Company Stock held by the Trust in the same proportion and manner as the Savings Plan participants directed the Savings Plan Trustee with respect to the Company Stock held by the Savings Plan.

                 (b) Tender or Exchange Offer. If a tender or exchange offer is commenced for Company Stock, the Trustee shall obtain from the Savings Plan Trustee certification of the directions received from the Savings Plan participants directing the Savings Plan Trustee whether to tender or exchange the Company Stock held by the Savings Plan. Upon receipt by the Trustee of such certification, the Company Stock held by the Trust shall be tendered or exchanged, or not tendered or exchanged, by the Trustee in the same proportion and manner as the Savings Plan participants directed the Savings Plan Trustee with respect to the Company Stock held by the Savings Plan.

                 (c) Confidentiality. All voting and other actions taken pursuant to the foregoing paragraphs 5.4(a) and 5.4(b), and the contents of any certification of directions received by the Savings Plan Trustee as contemplated by such paragraphs 5.4(a) and 5.4(b), shall be held confidential by the Trustee and shall not be divulged or released to any person, including officers and employees of the Company and its affiliates (other than (i) agents of the Trustee who are not affiliated with the Company or its affiliates or
(ii) by virtue of the execution by the Trustee of any proxy, consent or letter of transmittal for the shares of Company Stock held in the Trust).

                 (d) Trustee Action. The Trustee shall not make any recommendations regarding the manner of exercising any rights under this
Section 5.4, including whether or not any rights should be exercised.

         5.5     INDEMNIFICATION.

                 (a) To the extent lawfully allowable, the Company hereby indemnifies the Trustee against, and agrees to hold the Trustee harmless from, all losses, claims, damages and liabilities ("Losses"), including reasonable attorneys' fees and expenses in defending against same, asserted against the Trustee as a result of (i) the performance by the Trustee of its duties hereunder, (ii) any action taken or failure to act by the Trustee pursuant to written direction (or lack of direction where one is required) of the Company or Committee, or (iii) any action, proceeding or claim by any regulatory agency or other person with respect to the establishment or operation of this Trust, except for any Loss which is a result of negligence or willful misconduct by the Trustee or the Trustee's failure to abide by the terms of this Agreement or applicable trust law. The Trustee shall be fully protected in acting upon any instrument, certificate or paper delivered by the Committee or the trustee or administrator of any Plan and believed in good faith by the Trustee to be genuine and to be signed or presented by the proper person or persons, and the Trustee shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing, but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

                 (b) The Company shall have the right to elect to defend any action, claim or proceeding in respect of Losses for which the Trustee is entitled to be indemnified under paragraph 5.5(a) ("Action"). If the Company so elects or is requested by the Trustee, the Company will (and shall be entitled to) assume the defense of the Trustee in any Action, including the selection of counsel (reasonably satisfactory to the Trustee), and assume the payment of all counsel fees and all other expenses relating to such defense, including any legal or other expenses reasonably incurred by the Trustee in connection with investigating any such Losses prior to the assumption of the defense by the Company; provided, however, that (i) if the Company fails to assume the defense of any Action in a timely manner, or if common counsel reasonably determines that its representation of the Trustee and the Company would present such counsel with any conflict of interest, then the Trustee may employ separate counsel to represent or defend it in any such Action and the Company will pay the fees and disbursements of such counsel and (ii) the Trustee may retain separate counsel in any Action, including any Action as to which the Company has assumed the defense, and participate in the defense thereof at the Trustee's expense unless such retention of separate counsel has been specifically authorized by Company. The Company shall not be liable for any settlement of any action or proceeding effected without its consent (such consent not to be unreasonably withheld) prior to final adjudication thereof, and the Company shall not agree to the settlement of any Action against the Trustee without the consent of the Trustee, which consent shall not be unreasonably withheld.

                 (c) The Company may, but shall not be required to, maintain liability insurance to insure its obligations hereunder. If any payments made by the Company or the Trust pursuant to this indemnity are covered by insurance, the Company or the Trust (as applicable) shall be subrogated to the rights of the indemnified party against the insurance company.

         5.6 GENERAL DUTY TO COMMUNICATE TO COMMITTEE. The Trustee shall promptly notify the Committee of all communications with or from any government agency or with respect to any legal proceeding with regard to the Trust and with or from any Plan Participants concerning their alleged entitlements under the Plans or the Trust.

                                   ARTICLE 6

                        ACCOUNTS AND REPORTS OF TRUSTEE

         6.1 RECORDS AND ACCOUNTS OF TRUSTEE. The Trustee shall maintain accurate and detailed records and accounts of all transactions of the Trust, which shall be available at all reasonable times for inspection or audit by any person designated by the Company and which shall be retained as required by applicable law.

         6.2 FISCAL YEAR. The fiscal year of the Trust shall be the twelve month period beginning on October 1 and ending on September 30.

         6.3 REPORTS OF TRUSTEE. Within thirty (30) days following the close of each fiscal year of the Trust and each quarter of each fiscal year of the Trust, the Trustee shall prepare and present to the Committee a report for the period ending on the last day of such fiscal year and/or quarter of such fiscal year, as the case may be, listing all securities and other property acquired or disposed of and all receipts, disbursements and other transactions effected by the Trust during such period and further listing all cash, securities, and other property held by the Trust, together with the fair market value thereof, as of the end of such period. In addition to the foregoing, the report shall contain such information regarding the Trust Fund's assets and transactions as the Committee in its discretion may reasonably request. The Trustee shall also prepare and present to the Committee such reports for other periods as the Committee may reasonably request. Except as otherwise provided in the next sentence, all tax returns and other regulatory filings required by the Trust shall be prepared by the Trustee and submitted to the Committee for the Company's review at least thirty (30) days before the due date (including any extension thereof) for filing such tax return or other regulatory filing. The Company may, upon written notice to the Trustee, assume the responsibility for preparing any tax return or other regulatory filing required by the Trust. The Trustee shall timely file all such tax returns and other regulatory filings as shall be directed by the Company and shall promptly provide copies of such filings to the Committee.

         6.4 FINAL REPORT. In the event of the resignation or removal of a Trustee hereunder, the Trustee shall with reasonable promptness submit, for the period ending on the effective date of such resignation or removal, a report similar in form and purpose to that described in Section 6.3. The Committee shall review such final report and its written approval thereof will discharge the Trustee for all transactions reflected in such report.

         6.5 VALUATION OF COMPANY STOCK FOR PURPOSES OF REPORTS, TAX RETURNS AND FILINGS. The Trustee shall value shares of Company Stock at its fair market value for purposes of preparing the reports, tax returns and filings contemplated by this Article 6. Fair market value shall mean for this purpose the closing price of a share of Company Stock on the trading day immediately preceding the date as of which said value is to be presented in such report, tax return or filing, as reported in the Wall Street Journal on the composite tape for issues listed on the New York Stock Exchange.


                                   ARTICLE 7

                             SUCCESSION OF TRUSTEE

         7.1 RESIGNATION OF TRUSTEE. The Trustee or any successor thereto may resign as Trustee hereunder at any time upon delivering a written notice of such resignation, to take effect 60 days after the delivery thereof to the Committee, unless the Committee accepts shorter notice; provided, however, that no such resignation shall be effective until a successor Trustee has assumed the office of Trustee hereunder.

         7.2 REMOVAL OF TRUSTEE. The Trustee or any successor thereto may be removed by the Company by delivering to the Trustee so removed an instrument executed by the Committee. Such removal shall take effect at the date specified in such instrument, which shall not be less than 60 days after delivery of the instrument, unless the Trustee accepts shorter notice; provided, however, that no such removal shall be effective until a successor Trustee has assumed the office of Trustee hereunder.

         7.3 APPOINTMENT OF SUCCESSOR TRUSTEE. Whenever the Trustee or any successor thereto shall resign or be removed or a vacancy in the position shall otherwise occur, the Committee shall use its best efforts to appoint a successor Trustee as soon as practicable after receipt by the Committee of a notice described in Section 7.1, or the delivery to the Trustee of a notice described in Section 7.2, as the case may be, but in no event more than 60 days after receipt or delivery, as the case may be, of such notice. A successor Trustee's appointment shall not become effective until such successor shall accept such appointment by delivering its acceptance in writing to the Company. If a successor is not appointed within such 60 day period, the Trustee, at the Company's expense, may petition a court of competent jurisdiction for appointment of a successor. In any event only a corporation with trust powers under applicable law, which is not an affiliate of the Company, may be a successor trustee hereunder.

         7.4 SUCCESSION TO TRUST FUND ASSETS. The title to all property held hereunder shall vest in any successor Trustee acting pursuant to the provisions hereof without the execution or filing of any further instrument, but a resigning or removed Trustee shall execute all instruments and do all acts necessary to vest title in the successor Trustee. Each successor Trustee shall have, exercise and enjoy all of the powers, both discretionary and ministerial, herein conferred upon its predecessors. A successor Trustee shall not be obliged to examine or review the accounts, records, or acts of, or property delivered by, any previous Trustee and shall not be responsible for any action or any failure to act on the part of any previous Trustee.

         7.5 CONTINUATION OF TRUST. In no event shall the legal disability, resignation or removal of a Trustee terminate the Trust, but the Committee shall forthwith appoint a successor Trustee in accordance with
Section 7.3 to carry out the terms of the Trust.

         7.6 CHANGES IN ORGANIZATION OF TRUSTEE. In the event that any corporate Trustee hereunder shall be converted into, shall merge or consolidate with, or shall sell or transfer substantially all of its assets and business to, another corporation, state or federal, the corporation resulting from such conversion, merger or consolidation, or the corporation to which such sale or transfer shall be made, shall thereafter become and be the Trustee under the Trust with the same effect as though originally so named but only if such corporation is qualified to be a successor trustee hereunder.

         7.7 CONTINUANCE OF TRUSTEE'S POWERS IN EVENT OF TERMINATION OF THE TRUST. In the event of the termination of the Trust, as provided herein, the Trustee shall dispose of the Trust Fund in accordance with the provisions hereof. Until the final distribution of the Trust Fund, the Trustee shall continue to have all powers provided hereunder as necessary or expedient for the orderly liquidation and distribution of the Trust Fund.


                                   ARTICLE 8

                            AMENDMENT OR TERMINATION

         8.1 AMENDMENTS. Except as otherwise provided herein, the Company may amend the Trust at any time and from time to time in any manner which it deems desirable, provided, however:

                 (a) no amendment that would adversely affect the contingent rights of beneficiaries of the Trust may change:

                          (i) the formula for computing the number of Released Shares contained in Section 3.1 so as to change the number of Released Shares in any Trust Year;

                          (ii) the terms of Sections 2.1, 2.3, 3.2, 5.4, 8.1, 8.2 or 8.3; and

                 (b) no amendment may change the duties of the Trustee without the Trustee's consent, which consent shall not be unreasonably withheld.

                 Notwithstanding the foregoing, the Company, acting in good faith taking into account the best interests of a broadly based population of individuals employed by the Company or broadly based employee benefit plans in which such persons participate, shall retain the power under all circumstances to amend the Trust to add employee benefit plans to, or delete Plans from, Schedule A and to clarify any ambiguities or similar issues of interpretation in this Agreement.

         8.2 TERMINATION. The Trust shall terminate upon the earlier of (i) September 30, 2023 or (ii) the date on which the Trust no longer holds any assets. The Company, acting through a duly-authorized officer, may terminate the Trust at any time prior to the date the Trust terminates pursuant to the preceding sentence.

         8.3 EFFECT OF TERMINATION. Upon termination of the Trust, the Trustee shall sell sufficient remaining assets of the Trust so that the proceeds of such sale, together with any other available cash, can be applied to pay in full the remaining principal of the Loan and any accrued but unpaid interest thereon and any expenses of the Trust. The Committee may direct the Trustee as to the timing and manner of such sale in order to comply with applicable law and to avoid, if possible, adverse effects on the publicly traded market price of Company Stock. If the Trustee is required to sell Company Stock the Trustee may engage agents to effect such sales and shall be reimbursed for the reasonable fees and expenses such agents in accordance with
Section 4.1. In the event the proceeds of the sale shall be insufficient to discharge the Loan in its entirety, the Company shall be deemed to have forgiven all amounts which shall remain due and owing thereon. Any assets or Company Stock remaining in the Trust after such payment in full of the Loan shall be distributed to or for the benefit of any employee benefit plan (including one or more of the Plans) in which a broad cross section of non-collectively bargained employees of the Company participate, as the Committee shall, in its sole discretion, determine.

         8.4 MERGER. If the Company is merged into another corporation or another corporation is merged into the Company then (a) the surviving corporation shall become the grantor of the Trust, (b) the assets of the Trust shall be subject to the claims of the creditors of the surviving corporation in accordance with Article 1, above and (c) the provisions of this Agreement which apply to Company Stock (including without limitation the provisions of Article 3, above) shall apply to the stock of the surviving corporation held hereunder or transferred to the Trust.

         8.5 FORM OF AMENDMENT OR TERMINATION. Any amendment or termination of the Trust shall be evidenced by an instrument in writing signed by an authorized officer of the Company, certifying that said amendment or termination has been authorized and directed by the Company or the Board of Directors, as applicable.


                                   ARTICLE 9

                                 MISCELLANEOUS

         9.1 CONTROLLING LAW. The laws of the State of Delaware shall be the controlling law in all matters relating to the Trust, without regard to conflicts of law.

         9.2 COMMITTEE ACTION. Any action required or permitted to be taken by the Committee may be taken on behalf of the Committee by any individual so authorized. The Company shall furnish to the Trustee the name and specimen signature of each member of the Committee upon whose statement of a decision or direction the Trustee is authorized to rely. Until notified of a change in the identity of such person or persons, the Trustee shall act upon the assumption that there has been no change.

         9.3 NOTICES. All notices, requests, or other communications required or permitted to be delivered hereunder shall be in writing, delivered by registered or certified mail, return receipt requested, telecopier, overnight courier or hand delivery as follows:

                 To the Company:  Air Products and Chemicals, Inc.
                                  7201 Hamilton Boulevard
                                  Allentown, PA  18195-1501
                                  Attention:       Treasurer

                 To the Trustee:  Mellon Bank (DE) National Association
                                  Mellon Bank Center
                                  10th and Market Streets, 2nd Floor
                                  Wilmington, DE  19001
                                  Attention:       Sandy S. McKenna,
                                                   Assistant Vice President

Any party hereto may from time to time, by written notice given as aforesaid, designate any other address to which notices, requests or other communications addressed to it shall be sent.

         9.4 SEVERABILITY. If any provision of the Trust shall be held illegal, invalid or unenforceable for any reason, such provision shall not affect the remaining parts hereof, but the Trust shall be construed and enforced as if said provision had never been inserted herein.

         9.5 PROTECTION OF PERSONS DEALING WITH THE TRUST. No person dealing with the Trustee shall be required or entitled to monitor the application of any money paid or property delivered to the Trustee, or determine whether or not the Trustee is acting pursuant to authorities granted to it hereunder or to authorizations or directions herein required.

         9.6 TAX STATUS OF TRUST. The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, and shall be construed accordingly. Until advised otherwise, the Trustee may presume that the Trust is so characterized for federal income tax purposes and shall make all filings of tax returns on that presumption.

         9.7 NO THIRD PARTY RIGHTS; PARTICIPANTS TO HAVE NO INTEREST IN THE COMPANY BY REASON OF THE TRUST. Neither this Agreement nor the Trust shall confer upon any person other than the parties hereto any rights, remedy or claim with respect to the assets of the Trust or otherwise. Neither the creation of the Trust nor anything contained in the Trust shall be construed as giving any person, including any individual employed by the Company or any subsidiary of the Company, any equity or interest in the assets, business or affairs of the Company.

         9.8 NONASSIGNABILITY. No right or interest, if any, of any person to receive distributions from the Trust shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, by execution, levy, garnishment, attachment, pledge, or bankruptcy, but excluding death or mental incompetency, and, to the fullest extent permitted by applicable law, no right or interest, if any, of any person to receive distributions from the Trust shall be subject to any obligation or liability of any such person, including claims for alimony or the support of any spouse or child.

         9.9 GENDER AND PLURALS. Whenever the context requires or permits, the masculine gender shall include the feminine gender and the singular form shall include the plural form and shall be interchangeable.

         9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be considered an original.


         IN WITNESS WHEREOF, the Company and the Trustee have caused this Agreement to be signed, and their seals affixed hereto, by their authorized officers all as of the day, month and year first above written.


MELLON BANK (DE) NATIONAL ASSOCIATION           AIR PRODUCTS AND CHEMICALS, INC.


By: /s/ Sandy S. McKenna                        By: /s/ Gerald A. White
   -----------------------------                   -----------------------------

Title: Assistant Vice President                 Title: Senior Vice President -
                                                       Finance

Date: December 29, 1993                         Date: December 29, 1993

                                                              SCHEDULE A




                    PLAN TYPE                                             FORMAL TITLE


 Incentive Plans                                   1990 Annual Incentive Plan (Bonus)
                                                   1990 Deferred Stock Plan (Career Shares/Deferred
                                                      Stock)
                                                   1990 Long-Term Incentive Plan (Options)
                                                   Variable Compensation Programs

 Employee Health Care, Active/Retired              Medical/Dental Plans


 Pension Plan Contributions                        Pension Plan for Salaried Employees
                                                   Pension Plan for Hourly Rated Employees

 401(k) Company Match and Employee                 Retirement Savings and Stock Ownership Plan
    Contributions

 Employee Life Insurance                           Basic Life Insurance Plan

 Supplemental Executive Retirement/                APCI Supplementary Pension Plan
    Savings Plans                                  APCI Supplementary Savings Plan
                                                   Private Annuity, Consulting and Other Agreements

 Vacation                                          Vacation Program

 Salary Continuation                               Salary Continuation

 LTD                                               Long-Term Disability Plan

 Severance Plan                                    Severance Plan and Special Severance Plan

 Travel Accident                                   Business Travel Accident Plan

 Miscellaneous                                     Matching Gifts Program
                                                   Educational Assistance Program
                                                   Adoption Assistance Program

 Affiliate Plans and Programs                      SCWC Supplemental Retirement Plan
                                                   SCWC Medical and Dental Plans
                                                   UK Savings-Related Share Option Scheme